Exhibit 99.1

XO Group Inc. Becomes Privately Held Company and Merges With WeddingWire

The Unified Company Is Set to Redefine and Accelerate Growth Within Global Wedding Industry

NEW YORK--(BUSINESS WIRE)-- XO Group Inc. (“XO Group”), operator of The Knot, today announced that it has become a privately held company and has completed its previously announced merger with WeddingWire, Inc. The combined organization, owned by the Permira Funds and Spectrum Equity, will deliver leading wedding marketplaces, wedding websites, planning tools and registry services to over 20 million unique visitors each month across the globe through The Knot, WeddingWire, Bodas and other family brands. The company, a leader in the industry with over 3 million registered couples, 700,000 local vendors and 7 million reviews, will build upon more than four decades of combined expertise to continue providing the most loved products and services to users.

Under the terms of the agreement, XO Group shareholders will receive $35.00 per share in cash. The company will maintain both wedding brands in the US (The Knot and WeddingWire) as separate consumer products, in addition to maintaining the other leading wedding and lifestyle brands across the globe.

“This is a great day for our new company and this industry that we all love,” said Mike Steib, co-CEO. “I want to thank the incredible people at XO and WeddingWire for making today possible. Together, this team is the best in the game.”

"Our union is an exciting and incredible milestone for the global wedding industry and all of us at WeddingWire and XO," said Tim Chi, co-CEO. "Together, we can further our ongoing commitment of providing all couples with the resources to plan, driving business success to event professionals and partners, and pioneering industry innovations. We’re grateful for our exceptional teams through the years who have brought diversity of talent and thought to make us one combined, best-in-class company.”

About the Company

The company serves engaged couples and wedding professionals in 15 countries across North America, Europe, Latin America and Asia through wedding brands The Knot, WeddingWire, Bodas.net, Matrimonio.com, Mariages.net, WeddingWire.in and more. Additional lifestyle brands include The Bump, GigMasters, Lasting, How They Asked and more. The combined company has US offices in New York, New York; Chevy Chase, Maryland; Norwalk, Connecticut; Austin, Texas; and Omaha, Nebraska and international offices in Barcelona, Spain; Guangzhou, China; and Gurgaon, India.

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businesswire.com: https://www.businesswire.com/news/home/20181221005268/en/

Melissa Bach
Senior Director, Public Relations and Brand Marketing
(212) 515-3594
mbach@xogrp.com

Source: XO Group Inc.